Dated 19 July 2002
“WINTERTHUR” SWISS INSURANCE COMPANY

And

XL INSURANCE (BERMUDA) LTD

AMENDMENT AGREEMENT

For the Exclusion and Transfer of the
Swiss, Belgian, Spanish and Portuguese Accident and Health Business of
XL WINTERTHUR INTERNATIONAL

One Silk Street London EC2Y 8HQ
Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Ref VRM/GCJL

Table of Contents
Clause		Page
1	Interpretation	3
2	Transfer of the Business Assets	9
3	Liabilities	10
4	New Swiss Policies and Swiss Licensed Portfolio	11
5	Consideration	12
6	Amendment to the SPA	15
7	Swiss Reserves Amount	15
8	BSP Reserves Amount and XLWIRE Reserves Amount	16
9	Access to Information	18
10	Exclusivity in relation to Category 2 Territories	19
11	Retransfer	19
12	A&H Warranties	20
13	Entire Agreement and Waiver	24
14	Specific Indemnities	24
15	The Retransfer Employees	26
16	Claims and Receivables	27
17	Relevant Data	27
18	Treaty Reinsurance	28
19	Guarantee	28
20	Authority and Capacity	29
21	Transfer Taxes	29
22	Successors and Assigns	30
23	Third Party Rights	30

24	Variation, etc.	30
25	Time of the Essence	30
26	Joint and Several Liability	30
27	Costs	30
28	Withholding and Deductions/VAT	30
29	Severance	31
30	Counterparts	31
31	Further Assurances	31
32	Set Off	31
33	Payments	31
34	Announcements	31
35	Retransfer Sellers’ Liability	31
36	Retransfer Purchasers’ Liability	31
37	Service Level Agreements	32
38	Governing Law and Submission to Jurisdiction	32
39	Appointment of Process Agents	32

Amendment Agreement

This Amendment Agreement is made on 19 July 2002 between:

(1)	“WINTERTHUR” SWISS INSURANCE COMPANY a joint-stock company incorporated under the laws of Switzerland (registered number CH-020.3.928.827-5) whose registered office is at General Guisan-Strasse 40, PO Box 357, CH-8401 Winterthur, Switzerland (“Winterthur”); and

(2)	XL INSURANCE (BERMUDA) LTD (formerly called XL Insurance Ltd) a company incorporated under the laws of Bermuda whose registered office is at XL House, One Bermudiana Street, Hamilton HM 11, Bermuda (“XL Insurance”).

Whereas:

(A)	Pursuant to a sale and purchase agreement twice amended and restated as of 15 February 2001, (the “SPA”), Winterthur and the other Sellers (as defined in the SPA) sold to XL Insurance and the other Purchasers (as defined in the SPA) the Operations (as defined in the SPA) including the A&H Business (defined below).

(B)	The Retransfer Sellers (as defined below) have carried on the A&H Business with economic effect from 1 July 2001.

(C)	The parties have agreed that the Retransfer Sellers shall transfer the A&H Business to the Retransfer Purchasers on the Retransfer Completion Date (as defined below) with economic effect as from 1 July 2001. The transfer will be by way of commutation of reinsurance arrangements and exclusion under the SPA and transfer of certain policies, reinsurance agreements, associated assets, certain liabilities and certain employees.

(D)	The A&H Business comprises the original portfolio of accident and health business in force as at 30 June 2001 and business written on and from 1 July 2001 including the licensed business written in Switzerland by XLWIIS. The parties have agreed that the A&H Business shall be treated as “Excluded Operations” under the terms of the SPA but subject to the provisions expressly set out herein.

(E)	The agreement to exclude from the SPA and transfer the A&H Business was made on the terms set out in a legally binding letter of intent dated 20 June 2002 (the “Letter of Intent”) and term sheet also dated 20 June 2002 (the “Term Sheet”). The parties now wish to document the detailed provisions for the transfer of the A&H Business as recorded in the Letter of Intent and the Term Sheet, both of which shall terminate and be superseded in their entirety by the provisions hereof.

(F)	The parties have agreed that Clause 6 of this Amendment Agreement shall amend the SPA as specifically detailed herein.

It is agreed as follows:

1	Interpretation

  In this Amendment Agreement including its Schedules neither the recitals nor the headings shall affect its interpretation and unless the context otherwise requires the provisions in this Clause 1 apply:

1.1	Definitions

    “A&H Assumed Liabilities” has the meaning given to it in Clause 3.5;

    “A&H Business” means the accident and health business (including for the avoidance of doubt the GlobalWin plan business and the A&H Business Goodwill but excluding any Medcare plan business) which was:

(i)	sold as part of the Operations; or

(ii)	written on or after 1 July 2001 and either forming part of the Interim Arrangements or consisting of new accident and health business written in XLWIIS,

    in each case in the Category 1 Territories (but excluding, for the avoidance of doubt accident and health business written by XLWIRE covering risks in non-Category 1 Territories);

    “A&H Business Goodwill” means the goodwill of the Retransfer Sellers in connection with the New A&H Business together with the exclusive right for the relevant Retransfer Purchaser to represent itself as carrying on the A&H Business in succession to the relevant Retransfer Seller;

    “A&H Disclosure Letter” means the letter in agreed terms dated the same date as this Amended Agreement disclosing information relating to the A&H Warranties;

    “A&H Policies” means all insurance, and inwards reinsurance agreements and outwards facultative reinsurance arrangements and reinsurance agreements with captive reinsurance companies, entered into in the course of the A&H Business in the Category 1 Territories (but for the avoidance of doubt excluding Treaty Reinsurance Agreements) in each case to the extent related to the A&H Business (including without limitation the local part of GlobalWin plan business and such liability in respect of the local and global rebates as is described in Clause 3.3.2(ii)) in each case to the extent that at Retransfer Completion the same remain to be completed or performed;

    “A&H Retained Liabilities” has the meaning given to it in Clause 3.4;

    “A&H Warranty Claim” means a claim by any of the Retransfer Purchasers under or pursuant to the provisions of Clause 12;

    “A&H Warranties” means the representations and warranties set out in Schedule 2;

    “agreed terms” has the meaning given to it in the SPA;

    “Applicable Laws” means all laws, rules and regulations (including all applicable insurance and other financial services laws, rules and regulations) in any jurisdiction in which the A&H Business is carried on or any Retransfer Seller is established or conducts or solicits such business;

    “Associated Company” has the meaning given to it in the SPA;

    “Belgian A&H Business” means all the A&H Business carried on in Belgium and any other countries in which the A&H Business has been written on a cross-border basis therefrom under the regime of freedom to provide services;

    “Belgian Reinsurance Agreements” means:

(i)	the 100 per cent quota share agreement dated 3 August 2001 between XLWIICL and Winterthur Belgium reinsuring the Winterthur International Belgian accident and health portfolio incepting on or after 1 January 1986;

(ii)	the Winterthur International (WI) excess of loss reinsurance agreement 2001 between Winterthur Belgium and XLWIRE dated 15 February 2001 to the extent relating to the A&H Business in Belgium; and

(iii)	all other reinsurance agreements and arrangements entered into in relation to 2001 and prior years (in terms of which the Reinsurer reinsures the Reinsured in respect of Accident and Health Business as those terms are defined in the relevant Commutation Agreement) which are the subject of a Commutation Agreement;

    “Books and Records” means any of the Retransfer Sellers’ books, records, files, designs, specifications, customer lists, supplier lists, information, data, reports,

    correspondence, literature, sales material and similar materials, to the extent that such relate wholly or primarily to the A&H Business or the Retransfer Employees;

    “Business Assets” means the assets in Clause 2;

    “Business Day” means a day on which banks are open for business in England (excluding Saturdays, Sundays and public holidays);

    “Category 1 Territories” means Belgium, Switzerland, Spain and Portugal and any other countries into which the A&H Business has been written on a cross-border basis therefrom under the regime of freedom to provide services;

    “Category 2 Territories” means Italy, Germany, Netherlands, and the UK and any other countries into which the A&H Policies have been written on a cross-border basis therefrom under the regime of freedom to provide services;

    “Commutation Agreements” means the agreements, each in the agreed terms, providing for the commutation of the Belgian Reinsurance Agreements, the Swiss Reinsurance Agreements, the Spanish Reinsurance Agreements, the Portuguese Reinsurance Agreements and the Winterthur Reinsurance Agreement;

    “Completion Financial Statements” has the meaning given to it in the SPA;

    “Consideration” has the meaning given to it in Clause 5.1;

    “Core A&H Warranties” means those A&H Warranties set out in Clauses 1, 2.1, 2.2, 3.1, 3.2.1, 3.2.4 and 3.4 of Schedule 2;

    “Employment Costs” has the meaning given to it in the SPA except that references to Relevant Employees shall be deemed to be references to the Retransfer Employees;

    “Employment Liabilities” has the meaning given to it in the SPA;

    “Europeia” means Companhia Europeia De Seguros, a company incorporated under the laws of Portugal whose registered office is at Companhia Europeia de Seguros, S.A. a company under the laws of Portugal (registered number 9329) with registered office at Rua do Crucifixo, number 40, 2nd floor, Parish of S. Nicolau, circumscription of Lisboa, Portugal;

    “GlobalWin” means GlobalWin Plans that are framework agreements with an insurance client regulating the international profit participation of two or more local policies in different countries;

    “Interim Arrangements” has the meaning given to it in the SPA;

    “Liabilities” has the meaning given to it in the SPA;

    “Losses” has the meaning given to it in the SPA;

    “Net Reserves Amount” means an amount equal to the sum of XLWIRE’s Reserves (including for the avoidance of doubt Reserves in relation to business ceded to facultative reinsurers and captive reinsurers) relating to the A&H Business; less the aggregate of:

(i)	the sum of the amount of reinsurance ceded (being the premium ceded in respect of the unearned premium reserves and the amount of reserves ceded in respect of the loss reserves) in respect of the A&H Business; and

(ii)	the sum of the amount of deferred acquisition costs as at 30 June 2001,

    the amount of such Net Reserves Amount as at 30 June 2001 to be calculated on the same basis as the Initial Net Reserves Amount in the SPA. In this definition, “Reserves” shall have the meaning given to it in the SPA;

    “New A&H Business” means A&H Business (including, for the avoidance of doubt, the New Swiss Policies) carried on in respect of New A&H Policies;

    “New A&H Policies” means those A&H Policies comprising primary insurance written or entered into directly by XLWIIS or by Winterthur pursuant to the Swiss 100 per cent Quota Share on or after 1 July 2001 for new customers (that is customers who were not customers of the A&H Business on or before 30 June 2001) in Switzerland as part of the A&H Business carried on in Switzerland excluding, for the avoidance of doubt, any reinsurance entered into in the course of the New A&H Business;

    “New Swiss Policies” means:

    (i)   the Swiss New A&H Policies written during the period on and from 1 January 2002 to the Retransfer Completion Date, comprised in the Swiss Licensed Portfolio; and

    (ii)   the policy dated 1 November 2001 referred to in Clause 18.2;

    “Operations” has the meaning given to it in the SPA;

    “Payment Account Details” has the meaning set out in the SPA except that the reference to “this Agreement” shall be deemed to be a reference to “this Amendment Agreement”;

    “Portuguese A&H Business” means all the A&H Business carried on in Portugal and any other countries in which the A&H Business has been written on a cross-border basis therefrom under the regime of freedom to provide services;

    “Portuguese Reinsurance Agreements” means:

(i)	the Winterthur International (WI) quota share reinsurance agreement 1999 between Europeia and XLWIRE dated 14 February 2000 together with the Addenda thereto dated 3 August 2001 and 10 June 2002 to the extent relating to the A&H Business in Portugal;

(ii)	the Winterthur International (WI) excess of loss reinsurance agreement 2001 between Europeia and XLWIRE dated 8 May 2001 together with the Addenda thereto dated 3 August 2001 and 10 June 2002 to the extent relating to the A&H Business in Portugal; and

(iii)	all other reinsurance agreements and arrangements entered into in relation to 2001 and prior years (in terms of which the Reinsurer reinsures the Reinsured in respect of Accident and Health Business as those terms are defined in the relevant Commutation Agreement) which are the subject of a Commutation Agreement;

    “Regulator” has the meaning set out in the SPA except that reference to Operations shall be to the A&H Business;

    “Retransfer Completion” means the completion on the Retransfer Completion Date of the obligations in respect of the A&H Business to occur pursuant to Clause 11;

    “Retransfer Completion Date” means 19 July 2002 or such later date as the parties may agree;

    “Retransfer Employee” means an employee who is listed in the Retransfer Employee List;

    “Retransfer Employee List” means the list of Retransfer Employees set out in a list in agreed terms;

    “Retransfer Purchasers” means Winterthur, Winterthur Belgium, Winterthur Spain and Europeia and “Retransfer Purchaser” means any one of them;

    “Retransfer Sellers” means XLWIICL, XLWIIS, XLWIRE and “Retransfer Seller” means any one of them;

    “Spanish A&H Business” means all the A&H Business carried on in Spain and any other countries in which the A&H Business has been written on a cross-border basis therefrom under the regime of freedom to provide services;

    “Spanish Reinsurance Agreements” means:

(i)	the Winterthur International (WI) quota share reinsurance agreement 1999 between Winterthur Spain and XLWIRE dated 14 February 2000 together with the Addenda thereto dated 3 August 2001 and 12 June 2002 to the extent relating to the A&H Business in Spain;

(ii)	the Winterthur International (WI) excess of loss reinsurance agreement 2001 between Winterthur Spain and XLWIRE dated 16 February 2001 together with the Addenda thereto dated 3 August 2001 and 12 June 2002 to the extent relating to the A&H Business in Spain; and

(iii)	all other reinsurance agreements and arrangements entered into in relation to 2001 and prior years (in terms of which the Reinsurer reinsures the Reinsured in respect of Accident and Health Business as those terms are defined in the relevant Commutation Agreement) which are the subject of a Commutation Agreement;

    “Specified Claim” means a claim made by any of the Retransfer Purchasers in relation to:

(i)	the A&H Warranties (including the Core A&H Warranties); or

(ii)	the indemnities set out in Clauses 14.3, 14.4.2 and 14.4.3; or

(iii)	any misrepresentation in the statements made in Clause 18.1;

    “Swiss 100 per cent Quota Share” has the meaning in the first part of the definition of “Swiss Reinsurance Agreements”;

    “Swiss A&H Business” means the Winterthur International Swiss accident and health portfolio as reinsured to XLWIIS under the Swiss 100 per cent Quota Share and the New Swiss Policies (a list of which is annexed to the Swiss Licensed Portfolio Reinsurance Agreement);

    “Swiss Francs” or “CHF” has the meaning given in the SPA;

    “Swiss Licensed Portfolio” means the portfolio comprising the New Swiss Policies;

    “Swiss Licensed Portfolio Reinsurance Agreement” means the 100 per cent quota share reinsurance agreement entered into on the Retransfer Completion Date between Winterthur and XLWIIS reinsuring the Swiss Licensed Portfolio;

    “Swiss Reinsurance Agreements” means:

(i)	the 100 per cent quota share reinsurance agreement dated 3 August 2001 between Winterthur and XLWIIS reinsuring the Winterthur International Swiss accident and health portfolio incepting on or after 1 January 1986 (“Swiss 100 per cent Quota Share”); and

(ii)	all other reinsurance agreements and arrangements entered into in relation to 2001 and prior years (in terms of which the Reinsurer reinsures the Reinsured in respect of Accident and Health Business as those terms are defined in the relevant Commutation Agreement) which are the subject of a Commutation Agreement;

    “Swiss Reserves Amount” shall have the meaning given to it Clause 7.1;

    “Taxation” or “Tax” shall have the meaning given to it in the SPA except that references to a “Purchaser” shall be to a “Retransfer Purchaser”, references to “Completion” shall be to “Retransfer Completion” and references to “Group Company” shall be deleted;

    “Transaction Agreements” means the Swiss Licensed Portfolio Reinsurance Agreement and the Commutation Agreements;

    “Transfer Provisions” means the Applicable Laws in Switzerland having equivalent effect to the national legislation implementing the provisions of the European Community’s Directive 77/98/EEC dated 14 February 1977 as amended applicable to a Retransfer Employee’s employment the effect of which in relation to relevant Retransfer Employees is to transfer their employment to a member of the Winterthur Group by operation of law;

    “Transferred A&H Business” means all A&H Business which is not New A&H Business;

    “Treaty Reinsurance Agreements” means the contracts of outwards reinsurance or retrocession entered into by the Retransfer Sellers on or after 1 January 2002 but prior to the Retransfer Completion Date to the extent related to the A&H Business but excluding outwards facultative reinsurance arrangements and reinsurance agreements with captive reinsurance companies;

    “US Dollars”, “USD” or “US$” has the meaning given in the SPA;

    “VAT” has the meaning given to it in the SPA;

    “Winterthur Belgium” means Winterthur Europe Assurances a company incorporated in Belgium registered in the commercial Registry of Brussels under number 1459 and having its registered office at Avenue des Arts 56, 1000 Brussels;

    “Winterthur Group” has the meaning set out in the SPA;

    “Winterthur Reinsurance Agreement” means the Winterthur International (WI) excess of loss reinsurance agreement between XLWIRE (as reinsured) and Winterthur (as reinsurer) dated 1 June 2001 to the extent relating to the A&H Business;

    “Winterthur’s Solicitors” has the meaning set out in the SPA;

    “Winterthur Spain” means Winterthur Seguros Generales, Sociedad anonima de seguros Reaseguros a company incorporated under the laws of Spain whose registered office is at 10 Plaza de Francesca Macià, Barcelona;

    “XLWIICL” means XL Winterthur International Insurance Company Limited a company incorporated under the laws of England (registered number 1884214) whose registered office is at Winterthur House, 34 Leadenhall Street, London EC3A 1AX, United Kingdom;

    “XLWIIS” means XL Winterthur International Insurance Switzerland Grüzefeldstrasse 41, CH-8401 Winterthur;

    “XLWIRE” means XL Winterthur International Re a company incorporated under the laws of Switzerland (registered number CH-020.3.927.914-5) whose registered office is at Grüzefeldstrasse 41, CH-8401 Winterthur;

    “XL Insurance Group” has the meaning set out in the SPA; and

    “XL Insurance’s Solicitors” has the meaning set out in the SPA.

1.2	General Interpretation

    The provisions of Clauses 1.3 to 1.6, 1.8, 1.9 and 1.12 of the SPA shall apply to this Amendment Agreement mutatis mutandis unless the context otherwise provides.

1.3	Schedules, etc.

    References to this Amendment Agreement shall include any Schedules to it and references to Clauses and Schedules are to Clauses of and Schedules to this Amendment Agreement.

1.4	Materiality

    In this Amendment Agreement including for the avoidance of doubt Schedule 2 reference to “material” or “material to the New A&H Business” or any other concept of materiality shall (except as otherwise expressly provided and for this purpose the introductory words in this Clause 1 shall not apply) mean material in the context of the New A&H Business taken as a whole.

2	Transfer of the Business Assets

2.1	XL Insurance shall or shall procure that the relevant Retransfer Seller shall on the Retransfer Completion Date transfer to Winterthur, or at Winterthur’s direction to the relevant Retransfer Purchaser, all right, title and interest, together with all rights and advantages attaching thereto at the Retransfer Completion Date, in the following assets:

2.1.1	the New Swiss Policies (including, for the avoidance of doubt, all outwards facultative reinsurance arrangements and reinsurance arrangements with captive reinsurance companies relating to the New A&H Business but excluding the Treaty Reinsurance Agreements);

2.1.2	all A&H Policies written by or entered into by the Retransfer Sellers other than those referred to in Clause 2.1.1;

2.1.3	the Books and Records;

2.1.4	the A&H Business Goodwill,

    together the “Business Assets”.

2.2	The parties intend that the A&H Business shall be transferred as a going concern for VAT purposes.

3	Liabilities

3.1	This Clause 3.1 is left intentionally blank.

3.2	XLWIIS shall retain all third party and inter-group contracts which relate to the Swiss Licensed Portfolio except to the extent that such contracts form part of the Business Assets. XLWIIS shall remain responsible after the Retransfer Completion Date for all Liabilities and claims under such contracts whether arising before or after the Retransfer Completion Date.

3.3	The Retransfer Sellers shall remain responsible after the Retransfer Completion Date for:

3.3.1	all Liabilities arising under the Treaty Reinsurance Agreements whether arising before (but on or after 1 July 2001) or after Retransfer Completion;

3.3.2	all Liabilities which were incurred or relate to the period from and including 1 July 2001 and which arise out of or are connected with:

(i) the administration of the GlobalWin plan business whether arising before or after Retransfer Completion;

(ii) all rebates which are to be paid or are payable to policyholders under the terms of the GlobalWin plans whether arising before or after Retransfer Completion other than:

(a) local rebates payable in accordance with the policy terms in the Category 1 Territories; and

(b) until such time as the in force GlobalWin plan policies reach their current expiry date, a fair and equitable proportion of the global rebate as applies to the Category 1 Territories and calculated in accordance with the policy terms and, to the extent consistent with an arm’s length transaction between commercial parties, past practices in place on 30 June 2001; and

(iii) all GlobalWin business carried out anywhere other than in Category 1 Territories;

3.3.3	all Employment Costs which relate to the Retransfer Employees to the extent arising in respect of the period from and including 1 July 2001 up to and including the Retransfer Completion Date; and

3.3.4	all Employment Liabilities to the extent arising in respect of the period from and including 25 July 2001 up to and including the Retransfer Completion Date in relation to Retransfer Employees.

3.4	The Liabilities set out in Clauses 3.2 and 3.3 shall be the “A&H Retained Liabilities” and XL Insurance shall procure that the relevant Retransfer Seller shall promptly pay the Liabilities and settle the claims referred to in Clauses 3.2 and 3.3 as appropriate.

3.5	Subject as expressly provided elsewhere in this Amendment Agreement, the Retransfer Purchasers shall be responsible after the Retransfer Completion Date for all Liabilities not being A&H Retained Liabilities arising under the Business Assets or the A&H Policies and the Liabilities referred to in Clauses 3.3.2(ii)(a) and 3.3.2(ii)(b) (together the “A&H Assumed Liabilities”) and shall promptly pay the Liabilities and settle the claims referred to in this Clause 3.5 as appropriate.

3.6	XL Insurance agrees with Winterthur that, with effect from the assignment, novation or transfer of the New Swiss Policies in accordance with Clause 4, Winterthur, to the extent permitted by Applicable Laws, shall have and be entitled to the benefit of the same rights, powers, remedies, claims, defences, obligations, conditions and incidents (including without limitation rights of set-off and counterclaim) as XLWIIS enjoyed.

3.7	XL Insurance agrees with Winterthur (for itself and in trust for each member of the Winterthur Group) that, subject as expressly provided elsewhere in this Amendment Agreement, XL Insurance shall and shall procure that any Retransfer Seller shall indemnify and hold harmless and keep indemnified and held harmless the Retransfer Purchasers and each member of the Winterthur Group and their respective directors, officers, agents, employees and Associated Companies against:

3.7.1	all A&H Retained Liabilities; and

3.7.2	any Losses which Winterthur and/or any other Retransfer Purchaser may suffer by reason of XL Insurance’s or any Retransfer Seller’s failure to comply with its obligations under Clause 3.4 or otherwise by reason of Winterthur and/or any other Retransfer Purchaser taking any reasonable action to avoid, resist or defend against any A&H Retained Liability.

3.8	Winterthur agrees with XL Insurance (for itself and in trust for each member of the XL Insurance Group) that, subject as expressly provided elsewhere in this Amendment Agreement, Winterthur shall and shall procure that any other Retransfer Purchaser shall indemnify and hold harmless and keep indemnified and held harmless the Retransfer Sellers and each member of the XL Insurance Group and their respective directors, officers, agents, employees and Associated Companies against:

3.8.1	all A&H Assumed Liabilities; and

3.8.2	any Losses which XL Insurance and/or any Retransfer Seller may suffer by reason of any Retransfer Purchaser’s failure to comply with its obligations under Clause 3.5 or otherwise by reason of XL Insurance and/or any other Retransfer Seller taking any reasonable action to avoid, resist or defend against any A&H Assumed Liability.

4	New Swiss Policies and Swiss Licensed Portfolio

4.1	Subject to Clause 4.3, XL Insurance shall procure that XLWIIS shall assign or novate the New Swiss Policies to Winterthur as soon as reasonably practicable following the Retransfer Completion Date.

4.2	XL Insurance undertakes to procure that XLWIIS shall use all reasonable endeavours to obtain the requisite consents to the assignment or novation of the New Swiss Policies from all relevant policyholders and reinsurers.

4.3	If prevented by a relevant Regulator from assigning or novating the New Swiss Policies as envisaged in Clause 4.1, XL Insurance shall, subject to XLWIIS obtaining the necessary regulatory licences and there being no contractual or regulatory issues preventing such transfer, procure that XLWIIS shall transfer the Swiss Licensed Portfolio by way of portfolio transfer as soon as reasonably practicable following Retransfer Completion.

4.4	If Clause 4.3 applies, Winterthur shall and XL Insurance shall procure that XLWIIS shall use all reasonable endeavours to procure such portfolio transfer as soon as practicable and shall cooperate to obtain all necessary regulatory consents in relation to such transfers (unless the parties agree that such transfer would not provide incremental benefits or is impracticable which agreement shall not be unreasonably withheld or delayed). XL Insurance further undertakes to procure that XLWIIS shall and Winterthur shall execute all documents and do all other things necessary or reasonably commercially desirable to effect the transfer of the Swiss Licensed Portfolio pursuant to this Clause 4.

4.5	Winterthur shall and XL Insurance shall procure that XLWIIS shall enter into the Swiss Licensed Portfolio Reinsurance Agreement on the Retransfer Completion Date and ensure that such arrangements remain in place in respect of each New Swiss Policy until such New Swiss Policy has been assigned, novated or transferred in accordance with this Clause 4. XL Insurance shall procure that XLWIIS shall provide to Winterthur such information as it may reasonably request at any time after the date of this Amendment Agreement in relation to the New Swiss Policies (including as to whether or not the other parties to such New Swiss Policies have consented to assignment or novation or, if Clause 4.3 is applicable, have consented to the portfolio transfer or have the right to object to such a transfer to Winterthur).

4.6	XL Insurance shall procure that XLWIIS complies with any directions, decisions, guidelines, principles, procedures or prohibitions made or issued by Winterthur in relation to the New Swiss Policies, including without limitation, the amendment or cancellation of New Swiss Policies, salvage and the exercise of subrogation rights to the extent permitted by Applicable Laws and so long as to do so is not inconsistent with the terms of the Swiss Licensed Portfolio Reinsurance Agreement.

5	Consideration

5.1	The consideration for the transfer of the A&H Business shall be an amount equal to the sum (such sum being hereinafter referred to as the “Consideration”) of:

5.1.1	CHF 28,000,000, in respect of the Swiss A&H Business (the “Swiss Amount”); plus

5.1.2	an amount equal to the actual expenses incurred by or on behalf of XLWIIS in running the Swiss A&H Business subject to a maximum of CHF 1,000,000 per calendar month (and documented by provision of receipts to Winterthur’s reasonable satisfaction) during the period 1 June 2002 until termination of the Swiss Licensed Portfolio Reinsurance Agreement (and for the purpose of this Clause 5.1.2, actual expenses shall include, without limitation, out of pocket expenses (but not such expenses which have not been authorised by the Reinsurer in accordance with the Swiss Licensed Portfolio Reinsurance

Agreement), Enforced Losses, Employment Costs and Employment Liabilities of the reinsured in carrying out its obligations under the Swiss Licensed Reinsurance Agreement, where terms within these parentheses have the same meaning as in the Swiss Licensed Portfolio Reinsurance Agreement); plus

5.1.3	CHF 23,000,000 in respect of the Belgian A&H Business (“Belgian Amount”).

5.2	Subject to Clause 5.2.3, the Belgian Amount comprised in Consideration shall be adjusted as follows:

5.2.1	if the total gross written premiums relating to the Policies comprised in the Belgian A&H Business received during the year ending 31 December 2002 is less than the total gross written premiums received for such Policies during the year ended 31 December 2001, there shall be a reduction equal to the amount given by the following formula:

WHERE:
A = the Belgian Amount:
B = the total gross written premiums during the year ended 31 December 2002; and
C = the total gross written premiums during the year ended 31 December 2001.

5.2.2	if the total gross written premiums relating to the Policies comprised in the A&H Business received during the year ending 31 December 2003 is less than the total gross written premiums received for such Policies during the year ending 31 December 2002, there shall be a reduction equal to the amount given by the following formula:

WHERE:
A = the Belgian Amount:
B = the total gross written premiums during the year ended 31 December 2003; and
C = the total gross written premiums during the year ended 31 December 2002.

5.2.3	The total reduction under Clauses 5.2.1 and 5.2.2 shall not exceed CHF 2,000,000.

    Any adjustment to the Consideration pursuant to Clause 5.2 above shall be paid in cash in Swiss Francs by XL Insurance to Winterthur by 28 February following the year end to which the adjustment relates or if later within seven days of receipt by XL Insurance of a statement (confirmed by the auditors in writing and prepared as part of the audit of Winterthur’s annual report and accounts) of gross written premiums in respect of the relevant year.

5.3	Winterthur shall pay the Consideration in accordance with the Payment Account Details provided by XL Insurance prior to the Retransfer Completion Date, subject to the following:

5.3.1	XL Insurance acknowledges that Winterthur’s obligation to pay CHF 28,000,000 in accordance with Clause 5.1.1 has been satisfied; and

5.3.2	Winterthur acknowledges receipt of the amount of CHF 236,217,000 as noted in Clause 7.1 and further acknowledges that XL’s obligation to pay CHF 6,457,000 in accordance with Clause 7.5.1 has been satisfied, by the payment of CHF 214,674,000 by or on behalf of XL Insurance to XLWIIS on 24 June 2002.

5.4	VAT

5.4.1	All sums set out in this Amendment Agreement or otherwise payable by any party to any other party pursuant to this Amendment Agreement or any of the Transaction Agreements shall be deemed to be exclusive of any VAT which is chargeable on the supply or supplies for which such sums (or any part thereof) are the whole or part of the consideration for VAT purposes.

5.4.2	Where, pursuant to the terms of this Amendment Agreement or any of the Transaction Agreements, any party (the “Supplier”) makes a supply to any other party (the “Recipient”) for VAT purposes and VAT is or becomes chargeable on such supply for which the Supplier is required to account to the relevant Tax authorities (the “Taxable Supply”), the Recipient shall pay to the Supplier (in addition to and at the same time as any other consideration for such supply) a sum (the “VAT Amount”) equal to such VAT.

5.4.3	Where a Recipient is required under Clause 5.4.2 to pay a VAT Amount to a Supplier, the Supplier shall pay to the Recipient a sum equal to 50 per cent of so much of the VAT charged on the relevant Taxable Supply as the Recipient is not entitled to recover by way of credit or repayment from the relevant Tax authorities.

5.4.4	Where pursuant to the terms of this Amendment Agreement or any of the Transaction Agreements any party (the “Reverse Supplier”) makes a supply to another party (the “Reverse Recipient”) and the Reverse Recipient is treated for VAT purposes as making such supply and VAT is or becomes chargeable on such supply for which the Reverse Recipient must account to the relevant Tax authorities (the “Reverse VAT Amount”) the Reverse Supplier shall on demand pay to the Reverse Recipient a sum equal to 50 per cent of so much of the Reverse VAT Amount as the Reverse Recipient is not entitled to recover by way of credit or repayment from the relevant Tax authorities.

5.4.5	Notwithstanding the terms of Clause 32 (Set Off), any sum payable by a Supplier pursuant to Clause 5.4.3 may be set off against the relevant VAT Amount payable to such Supplier by the relevant Recipient under Clause 5.4.2.

5.4.6	The parties intend that the A&H Business shall be transferred as a going concern for VAT purposes and shall procure that in each relevant jurisdiction XL Insurance (which in this Clause 5.4.6 shall include any relevant Retransfer Seller) and Winterthur shall give notice of such sale to the relevant Tax authorities as required by Applicable Laws.

5.4.7	To the extent that any jurisdiction in which the A&H Business is carried on provides for relief or exemption from VAT on the transfer of a business or the transfer of assets in the course of transferring a business or treats such a transaction as being non-taxable or giving rise to no supply for VAT purposes, XL Insurance and Winterthur shall use all reasonable endeavours (including for avoidance of doubt the making of an election or application in respect of VAT to any Taxation authority) to secure such treatment.

5.5	Adjustments to Consideration

    If any payment is made by any party to another party in respect of any claim against any party for any breach of or otherwise under the terms of this Amendment Agreement, the payment shall be made by way of adjustment of the Consideration and the Consideration shall be deemed to have been reduced or increased as appropriate by the amount of such payment.

6	Amendment to the SPA

  The SPA shall be amended in accordance with the amendments expressly set out in Schedule 1. Except to the extent expressly provided in this Amendment Agreement the SPA shall be unamended.

7	Swiss Reserves Amount

7.1	Winterthur acknowledges receipt from XL Insurance (as part of the payment referred to in Clause 5.3) of an amount of CHF 236,217,000 on account of the reserves relating to the Swiss A&H Business calculated in accordance with Clause 7.2 below (the “Swiss Reserves Amount”);

7.2	For the purposes of Clause 7.1, “Swiss Reserves Amount” shall mean the aggregate of the following amounts:

7.2.1	the initial premium paid pursuant to clause 3.1 of the Swiss 100 per cent Quota Share (the “Initial Premium”) being equal to the amount of CHF 236,217,000; plus

7.2.2	all premiums received from 1 July 2001 until Retransfer Completion by or on behalf of XLWIIS pursuant to the Swiss Reinsurance Agreements; plus

7.2.3	all premiums received from 1 July 2001 until Retransfer Completion by or on behalf of XLWIIS in respect of the Swiss A&H Business other than those included in Clause 7.2.2; plus

7.2.4	all amounts received from 1 July 2001 until Retransfer Completion by or on behalf of XLWIIS pursuant to co-insurance arrangements which relate wholly or partly to the Swiss A&H Business provided that if such arrangements only relate to such A&H Business in part, such part of the amount received as relates proportionately to the Swiss A&H Business; plus

7.2.5	amounts received by or on behalf of XLWIIS from 1 July 2001 until Retransfer Completion from facultative reinsurers and captive insurance companies in respect of the Swiss A&H Business; plus

7.2.6	amounts received from 1 July 2001 until Retransfer Completion by or on behalf of XLWIIS in respect of the Swiss A&H Business from agents and brokers to the extent that such amounts are not included in Clauses 7.2.1 to 7.2.5 above,

    LESS

7.2.7	claims paid from 1 July 2001 until Retransfer Completion by or on behalf of XLWIIS in respect of any policy (including, for the avoidance of doubt, claims paid under the Swiss Reinsurance Agreements) forming part of the Swiss A&H Business; and

7.2.8	amounts paid from 1 July 2001 until Retransfer Completion by or on behalf of XLWIIS on or before Retransfer Completion pursuant to co-insurance arrangements which relate wholly or partly to the Swiss A&H Business provided that if such arrangements only relate to such A&H Business in part, such part of the amount as received relates proportionately to that A&H Business; and

7.2.9	amounts paid from 1 July 2001 until Retransfer Completion by or on behalf of XLWIIS by way of profit commissions to holders of policies and commissions to agents and brokers forming part of the Swiss A&H Business; and

7.2.10	amounts paid from 1 July 2001 until Retransfer Completion by or on behalf of XLWIIS to facultative reinsurers and to captive insurance companies in respect of the Swiss A&H Business.

7.3	For the avoidance of doubt, amounts paid to or received from treaty reinsurers on the basis of treaties placed by XLWIIS with third party reinsurers in force since 1 January 2002 will not be included in the cash flow movements in Clauses 7.2.2 to 7.2.10 inclusive.

7.4	If the amount referred to in Clause 7.1 is different from the Swiss Reserves Amount calculated in accordance with Clause 7.2 above, an adjusting payment will be made by or to XL Insurance.

7.5	XL Insurance shall pay or shall procure the payment of interest as follows:

7.5.1	the agreed amount of CHF 6,457,000 by way of interest on the Initial Premium; and

7.5.2	interest at the rate of 3 per cent per annum on any difference in Winterthur’s favour between the amount referred to in Clause 7.1 and the Swiss Reserves Amount (calculated in accordance with Clause 7.2) on the Retransfer Completion Date from 30 June 2002 until the date of actual payment.

    Such interest shall be paid in cash in Swiss Francs in accordance with the Payment Account Details notified by Winterthur to XL Insurance prior to the Retransfer Completion Date.

8	BSP Reserves Amount and XLWIRE Reserves Amount

8.1	For the purposes of Clause 8.4 the “Belgium Reserves Amount” shall mean the aggregate of the following amounts:

8.1.1	all amounts received by or on behalf of XLWIICL and XLWIRE in respect of A&H Business from 1 July 2001 until Retransfer Completion from Winterthur Belgium pursuant to or in connection with the Belgian Reinsurance Agreements (including for the avoidance of doubt (i) the initial premium payment of Euro 52,210,000 made by Winterthur Belgium to XLWIICL under the Belgian Reinsurance Agreement (100 per cent quota share) and (ii) the payment of Euro 425,511.50 made by Winterthur Belgium to XLWIICL as interest on the sum of Euro 52,210,000 referred to in Clause 8.1.4); plus

8.1.2	all amounts received by or on behalf of XLWIICL and XLWIRE in respect of Belgian A&H Business from 1 July 2001 until Retransfer Completion directly from facultative reinsurers and captive reinsurance companies; plus

8.1.3	all amounts received by or on behalf of XLWIICL and XLWIRE in respect of Belgian A&H Business from 1 July 2001 until Retransfer Completion directly from agents and brokers to the extent that such amounts are not included in Clauses 8.1.1 and 8.1.2 above; less

8.1.4	all amounts paid by or on behalf of XLWIICL and XLWIRE in respect of A&H Business from 1 July 2001 until Retransfer Completion to Winterthur Belgium pursuant to or in connection with the Belgian Reinsurance Agreements (including for the avoidance of doubt the payment of Euro 52,210,000 by XLWIICL to Winterthur Belgium by way of deposit reserves); less

8.1.5	all amounts paid by or on behalf of XLWIICL and XLWIRE in respect of Belgian A&H Business from 1 July 2001 until Retransfer Completion directly to facultative reinsurers and captive reinsurance companies; less

8.1.6	all amounts paid by or on behalf of XLWIICL and XLWIRE in respect of Belgian A&H Business from 1 July 2001 until Retransfer Completion directly to agents and brokers,

    the intention being that the Belgian Reinsurance Agreements shall be unwound to the extent they relate to A&H Business so that XLWIICL and Winterthur Belgium and XLWIRE and Winterthur Belgium are placed as between themselves in the same position they would have been in had there been no payments to or by either the reinsurer or reinsured pursuant to or in connection with any of the Belgian Reinsurance Agreements after 00.01 am (London time) on 1 July 2001.

8.2	For the purposes of Clause 8.4 the “Spanish Reserves Amount” shall mean the aggregate of the amounts determined in accordance with Clauses 8.1.1 to 8.1.6 inclusive save that references to “XLWIICL” shall be deleted, references to “Winterthur Belgium” shall be replaced by references to “Winterthur Spain”, references to the “Belgian Reinsurance Agreements” shall be replaced by references to the “Spanish Reinsurance Agreements”, references to “Belgian A&H Business” shall be replaced by references to “Spanish A&H Business” and all text within parentheses (including for the avoidance of doubt any reference to financial amounts) shall be deleted.

8.3	For the purposes of Clause 8.4 the “Portuguese Reserves Amount” shall mean the aggregate of the amounts determined in accordance with Clauses 8.1.1 to 8.1.6 inclusive save that references to “XLWIICL” shall be deleted, references to “Winterthur Belgium” shall be replaced by references to “Europeia”, references to the “Belgian Reinsurance Agreements” shall be replaced by reference to the “Portuguese Reinsurance Agreements”, all references to “Belgian A&H Business” shall be replaced by references to “Portuguese A&H Business” and all text within parentheses (including for the avoidance of doubt any reference to financial amounts) shall be deleted.

8.4	An amount equal in each case to the Belgium Reserves Amount, the Spanish Reserves Amount and the Portuguese Reserves Amount shall be paid, in any case where there is a positive figure, by XL Insurance to Winterthur or to such of the Relevant Retransfer Purchasers as Winterthur shall nominate in writing or, in any case where there is a negative figure, by Winterthur or the Retransfer Purchasers to XL Insurance.

8.5	Winterthur acknowledges receipt from XL Insurance of an amount of CHF 1,422,258 on account of the XLWIRE’s reserves in relation to the A&H Business calculated in accordance with Clause 8.6 below (the “XLWIRE Reserves Amount”);

8.6	For the purposes of Clause 8.5, “XLWIRE Reserves Amount” shall mean the aggregate of the following amounts:

8.6.1	the amount equal to the Net Reserves Amount (including, for the avoidance of doubt, IBNR) determined by reference to the Completion Financial Statements; plus

8.6.2	all amounts received by or on behalf of XLWIRE from 1 July 2001 until Retransfer Completion from Winterthur in respect of the A&H Business pursuant to or in connection with the Winterthur Reinsurance Agreement; less

8.6.3	all amounts paid by or on behalf of XLWIRE from 1 July 2001 until Retransfer Completion to Winterthur in respect of the A&H Business pursuant to or in connection with the Winterthur Reinsurance Agreement.

8.7	If the amount referred to in Clause 8.5 is less than the XLWIRE Reserves Amount calculated in accordance with Clause 8.6 above, an adjusting payment will be made by XL Insurance to Winterthur or to such of the Retransfer Purchasers as Winterthur may nominate in writing or if the amount referred to in Clause 8.5 is greater than the XLWIRE Reserves Amount calculated in accordance with Clause 8.6 above, an adjusting payment will be made by Winterthur or the Retransfer Purchasers to XL Insurance.

8.8	The parties shall procure that the Completion Financial Statements shall separately identify the Net Reserves Amount as at 30 June 2001 (which shall be determined using the same procedure and assumptions as for the determination under the SPA of the Initial Net Reserves Amount, as such term is defined in the SPA).

8.9	Any payments to be made pursuant to this Clause 8 shall be paid in cash in the original currency failing which in Euros in accordance with the Payment Account Details notified by Winterthur to XL Insurance or, as the case may be, by XL Insurance to Winterthur.

8.10	The terms of Clause 1.10 of the SPA shall apply to this Clause 8 except that the “Relevant Date” shall for the purposes of Clauses 8.1 to 8.4 be the date of the relevant payment made pursuant to Clause 8.4 and for the purposes of Clauses 8.5 to 8.7 and of determining the Net Reserves Amount shall be 30 June 2001.

9	Access to Information

9.1	In order that Winterthur may form a view as to whether any payments are required to be made to or by XL Insurance in terms of Clause 8 or Clause 7.4, XL Insurance shall and shall procure that each of the Retransfer Sellers both before and after Retransfer Completion shall for a period of 45 days from the Retransfer Completion Date:

9.1.1	keep up-to-date and make available to Winterthur and its duly authorised agents their books, records, contracts and agreements relating to the A&H Business during normal business hours; and

9.1.2	co-operate with them with regard to their review thereof and give them the opportunity to consult with XL Insurance and its relevant agents.

9.2	XL Insurance agrees insofar as it is reasonable to do so to make available the services of itself and each of the Retransfer Sellers and its relevant agents to assist Winterthur, and Winterthur’s duly authorised agents to inspect, discuss and analyse information as contemplated by this Clause 9.

9.3	In order that XL Insurance may form a view as to whether any payments are required in terms of Clause 8 or Clause 7.4, Winterthur shall and shall procure that the Retransfer Purchasers shall adhere to the terms of Clauses 9.1 and 9.2 applied mutatis mutandis.

9.4	Neither XL Insurance nor any Retransfer Seller makes any representation, warranty or undertaking in relation to the adequacy of the reserves for the A&H Business including, without limitation, in relation to the adequacy of the amounts referred to in Clauses 7 and 8 to meet liabilities under the A&H Policies. For the avoidance of doubt neither Winterthur nor any of the other Retransfer Purchasers shall be entitled to make any claim against XL Insurance or any of the Retransfer Sellers in respect of any inadequacy in the reserves of the A&H Business which shall run-off entirely at the risk of Winterthur and the Retransfer Purchasers.

9.5	In the event that notwithstanding the terms of Clause 9.4 XL Insurance or any of the Retransfer Sellers is, by reason of any inadequacy of the reserves of the A&H Business, requested or required by a Regulator to make any payment to Winterthur or any other Retransfer Purchaser after Retransfer Completion, Winterthur shall put XL Insurance or the relevant Retransfer Seller in funds to make such payment or, if this is not practicable, shall reimburse such payment within five Business Days of XL Insurance or the relevant Retransfer Seller notifying Winterthur in writing that it has made such payment.

10	Exclusivity in relation to Category 2 Territories

10.1	XL Insurance hereby grants to Winterthur a period of exclusivity (the “Exclusivity Period”) to negotiate with a view to acquiring the accident and health business written by the XL Insurance Group or on its behalf in the Category 2 Territories (the “Category 2 A&H Business”). For the avoidance of doubt, nothing in this Clause 10 shall impose any obligation on XL Insurance or Winterthur to use reasonable endeavours in relation to any negotiations which take place or to pursue such negotiations at all.

10.2	The “Exclusivity Period” shall be the period from the date of this Amendment Agreement to and including 31 August 2002.

11	Retransfer

11.1	Date and Place

    Retransfer Completion shall take place at such time and place as the parties shall agree.

11.2	Retransfer Completion Events

11.2.1	On Retransfer Completion the parties shall procure that the following agreements are entered into:

(i)	the Commutation Agreements;

(ii)	the Swiss Licensed Portfolio Reinsurance Agreement; and

(iii)	the endorsement in agreed terms dated the same date as this Amendment Agreement to the 100 per cent quota share reinsurance agreement entered into between XLWIRE and Winterthur dated 3 August 2001 as part of the Excluded Operations Interim Arrangements (as such phrase is defined in the SPA) in respect of Switzerland.

11.2.2	On Retransfer Completion Winterthur shall pay the Consideration in accordance with Clause 5.3, subject to the amounts acknowledged to have been received in accordance with Clause 5.3.

11.2.3	Neither party (treating for this purpose Winterthur and each of the other Retransfer Purchasers as a single party and XL Insurance and each of the Retransfer Sellers as a single party) shall be obliged to proceed to Retransfer Completion unless the other party is simultaneously ready and able to proceed to Retransfer Completion.

12	A&H Warranties

12.1	Incorporation of Schedule 2

12.1.1	As at the date of this Amendment Agreement XL Insurance on its own behalf warrants to Winterthur (for itself and as trustee for each Retransfer Purchaser) in relation to the New A&H Business carried on or entered into on or after 25 July 2001 (i) that the A&H Warranty contained in paragraph 2.1 of Schedule 2 is true, accurate and not misleading and (ii) that in so far as XL Insurance is aware each of the other A&H Warranties is true, accurate and not misleading subject only to any matter expressly provided for under the terms of this Amendment Agreement or any matter which is fully, fairly and specifically disclosed in or pursuant to the A&H Disclosure Letter to Winterthur.

12.1.2	As at the date of this Amendment Agreement XL Insurance on behalf of each Retransfer Seller (but not on behalf of itself) warrants to Winterthur (for itself and as trustee for each Retransfer Purchaser) in relation to the New A&H Business carried on or entered into on or after 25 July 2001 that each of the A&H Warranties is true, accurate and not misleading subject only to any matter expressly provided for under the terms of this Amendment Agreement or any matter which is fully, fairly and specifically disclosed in or pursuant to the A&H Disclosure Letter.

12.1.3	XL Insurance and each of the Retransfer Sellers acknowledge that Winterthur on its own behalf and on behalf of each other Retransfer Purchasers has entered into this Amendment Agreement in reliance upon each A&H Warranty which has also been given as a representation and with the intention of inducing such Retransfer Purchaser to enter into this Amendment Agreement. Save as expressly otherwise provided each A&H Warranty shall be separate and independent and shall not be limited by reference to any other paragraphs of the said Schedule 2.

12.1.4	Any statement qualified by the expression “so far as XL Insurance is aware” or words to that effect shall be deemed to refer only to matters within the actual knowledge of Paul Giordano or Clive Tobin in each case as to their actual knowledge without undertaking any investigation or enquiry (for the avoidance of doubt, with respect to Mr. Giordano this Clause 12.1.4 shall not be deemed to be a waiver of any attorney-client privilege).

12.1.5	XL Insurance and the Retransfer Sellers shall not invoke the knowledge of Winterthur or any of the other Retransfer Purchasers (actual, constructive or imputed) of a fact or circumstance which might make an A&H Warranty untrue, inaccurate or misleading as a defence to a claim for breach of this Clause 12. For the avoidance of doubt, neither XL Insurance nor any Retransfer Seller shall give any A&H Warranty as to facts or circumstances in so far as they relate to the period on or before 25 July 2002.

12.1.6	For the avoidance of doubt each of the A&H Warranties which is given in relation to a Retransfer Seller is also true, accurate and not misleading in relation to each of the relevant branches of such Retransfer Seller.

12.2	Limitation of Liability

    For the purposes of this Clause 12.2 only, the term “Retransfer Sellers” includes XL Insurance. Notwithstanding the provisions of Clause 12.1:

12.2.1	Time Limits

(i)	The Retransfer Sellers shall not be liable in respect of any Specified Claim unless notice of such Specified Claim is given in writing by Winterthur to XL Insurance on behalf of the Retransfer Sellers (setting out reasonably comprehensive details in respect of which the Specified Claim is made including an estimate of the amount of such Specified Claim if practicable) on or before the date which is two years after the date of this Amendment Agreement;

(ii)	Any such Specified Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn nine months after the relevant time limit set out above unless legal proceedings in respect of it have been commenced by being both issued and served provided that:

(a) in respect of claims in respect of Losses which remain contingent the relevant time limit will if later be nine months after such contingency crystallises; and

(b) where due to lack of information it is not practicable for Winterthur properly to pursue a litigated claim the relevant time limit shall, if later, be nine months after it does so become practicable.

12.2.2	Minimum Claims

      The Retransfer Sellers shall not be liable in respect of any Specified Claim arising from any single circumstance if the amount of such Specified Claim does not exceed USD 50,000 (and claims relating to connected matters shall be treated as arising from a single circumstance and aggregated for this purpose) but the Retransfer Sellers shall not be liable for a Specified Claim in excess of that amount unless the liability determined in respect of any such Specified Claim (excluding interest, costs and expenses) also exceeds that amount. For the avoidance of doubt the Retransfer Seller shall subject to the terms of Clause 12.2.3 be liable for the whole of any such claim and not merely the excess over USD 50,000.

12.2.3	Aggregate Minimum Claims

      The Retransfer Sellers shall not be liable in respect of any Specified Claim other than a claim under Clause 14.3 unless and to the extent that the aggregate amount of all Specified Claims for which the Retransfer Sellers would otherwise be liable under this Amendment Agreement exceeds USD 1,000,000 in which case the Retransfer Sellers shall be liable for the whole of such claims and not merely the excess over USD 1,000,000.

12.2.4	Maximum Claims

      The Retransfer Sellers shall not be liable in respect of any Specified Claim to the extent that the aggregate amount of the liability of the Retransfer Sellers would exceed the amount of CHF 47,000,000 in the case of any Specified Claim under any Core A&H Warranty or CHF 28,200,000 in all other cases, provided that for the avoidance of doubt in no circumstances shall such aggregate liability of the Retransfer Sellers exceed the amount of CHF 47,000,000.

12.2.5	Specified Indemnities, Fraud and Dishonesty

      Notwithstanding the above, the restrictions and limitations set out in Clauses 12.2.1 to 12.2.4 or elsewhere in the Agreement shall not apply:

(i)	to the indemnities set out in Clause 14.4; or

(ii)	to the extent that the matter giving rise to a Specified Claim is a result of any fraud, dishonesty or wilful misconduct, wilful concealment or wilful default on the part of XL Insurance or any Retransfer Seller.

12.2.6	Contingent Liabilities

      The Retransfer Sellers shall not be liable in respect of any Specified Claim where a liability is contingent unless and until such contingent liability becomes an actual liability and is due and payable but this Clause 12.2.6 shall not operate to avoid a Specified Claim made in respect of a contingent liability within the applicable time limit specified in Clause 12.2.1 if the requisite details of such claim, such as they are known by the Retransfer Purchaser, have been delivered before expiry of such period (even if such liability does not become an actual liability until after the expiry of the relevant period).

12.2.7	Events Beyond the Control of the Retransfer Sellers

      The Retransfer Sellers shall not be liable in respect of any Specified Claim (other than, in the case of paragraph (i) below, a claim under Clause 14.3) to the extent that such Specified Claim would not have occurred but for:

(i)	the passing of or any change after Retransfer Completion in any law, rule, or regulation including without limitation to the generality of the foregoing any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually in effect at the date of this Amendment Agreement; or

(ii)	any change in accounting policy, bases or practice of Winterthur or the Retransfer Sellers introduced or having effect after Retransfer Completion other than changes implemented to conform to relevant accounting standards or requirements existing at the date of this Amendment Agreement.

12.3	Mitigation of Loss

    Winterthur shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability on the part of the Retransfer Sellers in respect of any Specified Claim provided always that:

12.3.1	the Retransfer Purchasers shall not be required hereunder to exercise any right or remedy hereunder or make any claim which they may have in respect of any misrepresentation in or omission from any information or advice supplied or given by any Retransfer Employee;

12.3.2	for the avoidance of doubt the Retransfer Purchasers shall not hereby be precluded from making any claim against XL Insurance or any Retransfer Seller; and

12.3.3	the Retransfer Purchasers shall be entitled to receive all reasonable assistance and co-operation from XL Insurance or any Retransfer Sellers in relation to its obligations hereunder.

12.4	Conduct of Claims

    The parties agree that claims arising under this Amendment Agreement shall be conducted on the terms set out in Clauses 8.4.1 to 8.4.3 inclusive of the SPA.

12.5	Third Party Claims and Prior Receipt

    The provisions of Clause 8.5 of the SPA shall apply mutatis mutandis to third party claims and prior receipts by Winterthur or any Retransfer Purchaser except that the various persons identified in Clauses 3.7, 3.8 and 14 shall be the express third party beneficiaries of the provisions contained in such Clauses.

12.6	Double Claims

    Winterthur and any Retransfer Purchasers taken together shall not be entitled to recover from the Retransfer Sellers under this Amendment Agreement or any Transaction Agreement more than once in respect of the same Losses and accordingly the Retransfer Sellers shall not be liable in respect of any Specified Claim under this Amendment Agreement or any Transaction Agreement if and to the extent that the Losses have been paid in a claim under this Amendment Agreement or any Transaction Agreement.

12.7	Effect of Retransfer Completion

    The provisions of Clause 8.7 of the SPA shall apply mutatis mutandis (including, without limitation, the references to Local Agreement shall be to Transaction Agreement) in relation to the effect of the Retransfer Completion on the parties.

13	Entire Agreement and Waiver

13.1	This Amendment Agreement contains the whole agreement between the parties relating to the subject matter of this Amendment Agreement at the date of this Amendment Agreement to the exclusion of any terms implied by law which may be excluded by contract. Winterthur acknowledges that it has not been induced to enter this Amendment Agreement by and (so far as is permitted by law and except in the case of fraud) hereby waives any remedy in respect of any warranties, representations and undertakings not incorporated into this Amendment Agreement.

13.2	Each party to this Amendment Agreement confirms it has received independent legal advice relating to all the matters provided for in this Amendment Agreement including the provisions of this Clause 13 and agrees having considered the terms of this Clause 13 and this Amendment Agreement as a whole that the provisions of this Clause 13 are fair and reasonable.

13.3	In Clauses 13.1 and 13.2 “this Amendment Agreement” includes the Transaction Agreements and the SPA (amended as set out in Schedule 1).

13.4	Nothing in this Amendment Agreement shall alter, amend or modify any rights or remedies available to Winterthur pursuant to the power of attorney dated 19 September 2001 granted by Winterthur in relation to the Swiss A&H Business.

13.5	The Letter of Intent and the Term Sheet are terminated and superseded in their entirety by this Amendment Agreement. For the avoidance of doubt, this does not affect the letter agreement between Winterthur and XL Insurance dated 3 July 2002 headed “Extension of the deadline for the Agreement on A&H portfolio”.

13.6	The provisions of Clause 8.12.2 of the SPA shall apply to any failure to exercise or delay in exercising, or a single or partial exercise, a right or remedy provided by this Amendment Agreement or by law.

14	Specific Indemnities

14.1.1	In addition to (and not in limitation of) any other provision of this Amendment Agreement or any of the Transaction Agreements, where any party (the “Retransfer Supplier”) has prior to the Retransfer Completion Date made a supply (a “Relevant Supply”) to any other party (the “Retransfer Recipient”) for VAT purposes, to the extent that VAT becomes chargeable on such supply as a direct or indirect result of the retrospective effect of this Amendment Agreement or any of the Transaction Agreements for which the Retransfer Supplier is required to account to the relevant Tax authorities, the Retransfer Recipient shall pay to the Retransfer Supplier a sum (the “Retransfer VAT Amount”) equal to such VAT, such payment to be made upon production of a valid VAT invoice in respect of such supply.

14.1.2	In addition to (and not in limitation of) any other provision of this Amendment Agreement or any of the Transaction Agreements, where any party (the “Reverse Retransfer Supplier”) has prior to the Retransfer Completion Date made a supply (a “Relevant Reverse Supply”) to any other party (the “Reverse Retransfer Recipient”) and the Reverse Retransfer Recipient is treated for VAT purposes as making such supply, to the extent that VAT becomes chargeable on such supply as a direct or indirect result of the retrospective effect of this Amendment Agreement or any of the Transaction Agreements for which the Reverse Retransfer Recipient must account to the relevant Tax authorities (the “Reverse Retransfer VAT Amount”), the Reverse Retransfer Supplier shall on demand pay to the Reverse Retransfer Recipient a sum equal to 50 per cent of so much of the Reverse Retransfer VAT Amount as the Reverse Retransfer Recipient is not e ntitled to recover by way of credit or repayment from the relevant Tax authorities.

14.1.3	For the avoidance of doubt, to the extent that any VAT which becomes chargeable on a Relevant Supply or a Relevant Reverse Supply would have become chargeable in any event, notwithstanding the entering into of this Amendment Agreement or any of the Transaction Agreements, the Retransfer Recipient or Reverse Retransfer Supplier (as applicable) shall not be obliged to pay any amount in respect of VAT to the Retransfer Supplier or Reverse Retransfer Recipient under Clauses 14.1.1 or 14.1.2 (as appropriate) and any provisions in respect of VAT in any agreement which relates to the relevant transaction which gives rise to such supply shall continue to have effect.

14.1.4	The Retransfer Recipient or Reverse Retransfer Supplier (as applicable) shall upon demand pay to the Retransfer Supplier or Reverse Retransfer Recipient (as appropriate) an amount equal to 50 per cent of each reasonable Loss incurred by such Retransfer Supplier or Reverse Retransfer Recipient (as appropriate) in connection with defending or settling a claim with any relevant Tax authority alleging that VAT is chargeable on any such Relevant Supply or Relevant Reverse Supply (as appropriate).

14.1.5	Where any Retransfer Recipient is required under Clause 14.1.1 to pay a Retransfer VAT Amount to any Retransfer Supplier, such Retransfer Supplier shall pay to such Retransfer Recipient a sum equal to 50 per cent of so much of the VAT charged on the Retransfer Supply as such Retransfer Recipient is not entitled to recover by way of credit or repayment from the relevant Tax Authorities.

14.2	Notwithstanding the terms of Clause 32 (Set Off), any sum payable by any Retransfer Supplier pursuant to Clause 14.1.5 may be set off against the relevant Retransfer VAT Amount payable to such Retransfer Supplier by the relevant Retransfer Recipient under Clause 14.1.1.

14.3	In addition to (and not in limitation of) any indemnities given hereunder XL Insurance shall or shall procure that the Retransfer Sellers as appropriate indemnify and keep indemnified Winterthur or the other Retransfer Purchasers as appropriate on demand in respect of:

14.3.1	any damages, fines or penalties paid to third parties (including Regulators);

14.3.2	losses arising from inability to make any subrogation recovery (“subrogation recovery” shall mean the insurer’s right to pursue a claim against a third party liable for the loss which has been indemnified by the insurer; this right is under Swiss law, shall be subject to reasonable local claims handling standards and shall be limited for any subrogation recovery applicable to Swiss law, e.g. Art 41 UVG; 72 VVG; OR 50/51); and

14.3.3	the costs incurred as a result of unsuccessfully defending a claim or settling a claim with the prior consent of XL Insurance (such consent not to be unreasonably withheld or delayed),

    in each case which arises directly or indirectly out of or in connection with any negligent act or omission by any XL Indemnification Company (as defined in Clause 14.5 below) in the management or administration of Transferred A&H Business (i) in Switzerland under the Swiss 100 per cent Quota Share and relating to the period 25 July 2001 to the Retransfer Completion Date or (ii) which is GlobalWin plan business, excepting negligent acts and omissions pursuant to business practices or policies adopted in relation to the A&H Business on or prior to 30 June 2001. There shall be no obligation to indemnify pursuant to this Clause 14.3:

(i)	unless the negligent act or omission has arisen from a failure of the relevant XL Indemnification Company to exercise the standard of care exercised by the Retransfer Sellers in relation to the A&H Business on or prior to 30 June 2001; and

(ii)	to the extent that the relevant damages, fines, penalties, losses or costs arise directly or indirectly out of or in connection with a negligent act or omission by any member of the Winterthur Group.

14.4	In addition to (and not in limitation of) any indemnities given hereunder XL Insurance shall or shall procure that the other Retransfer Sellers as appropriate pay to Winterthur or the other Retransfer Purchasers as appropriate on demand an amount equal to each Loss incurred by any Retransfer Purchaser in respect of the New A&H Business which arises directly or indirectly out of or in connection with any of the following events, matters or circumstances (including without limitation each Loss incurred as result of defending or settling a claim alleging any liability) during the period from 25 July 2001 to and including the Retransfer Completion Date:

14.4.1	any failure by any XL Indemnification Company to comply with Applicable Laws in relation to the transfer of any portfolio of policies to or from the Retransfer Sellers;

14.4.2	any disputes or proceedings (commenced on or after 25 July 2001) (including, but not limited to, disputes or proceedings with a Regulator) relating to the New A&H Business (other than in the circumstances covered by Clause 9.5) provided that a letter before action or equivalent formal threat of proceedings has been received by an XL Indemnification Company in relation to the New A&H Business prior to Retransfer Completion; or

14.4.3	any New A&H Business written outside the permitted jurisdictions or beyond the permitted business scope under its relevant regulatory licences or consents.

14.5	In Clauses 14.3 and 14.4, “XL Indemnification Company” means any of XL Insurance and the Retransfer Sellers.

15	The Retransfer Employees

15.1	Subject to Clause 15.2, the parties agree that with effect from the Retransfer Completion Date the Retransfer Employees shall transfer to Winterthur on the same terms and conditions as applied to them immediately prior to Retransfer Completion.

15.2	To the extent that the terms and conditions on which the Retransfer Employees transfer to Winterthur on Retransfer Completion are enhanced in relation to the terms and conditions which applied to them on 25 July 2001, XL Insurance shall indemnify Winterthur or the relevant Retransfer Purchaser for any Loss incurred in providing such enhanced terms until such time as the terms and conditions can be amended to remove such enhanced terms and Winterthur shall use all reasonable endeavours to procure such amendments as soon as reasonably practicable (without requiring Winterthur to do anything unlawful) except that XL Insurance shall not be liable in respect of reasonable salary increases to the Retransfer Employees implemented prior to the date hereof in the ordinary course of business.

15.3	If any employee other than a Retransfer Employee employed in the A&H Business at Retransfer Completion should by operation of law in Switzerland be transferred to Winterthur under the Transfer Provisions that person shall be an “Undisclosed Employee”.

15.4	If at any time any contract of employment (other than that of a Retransfer Employee) has effect as if originally made between a Retransfer Purchaser and any present or former employee of any Retransfer Seller by virtue of the Transfer Provisions then the Retransfer Purchaser shall within 30 days of becoming so aware be entitled to terminate any such contract of employment forthwith or as soon as possible under Applicable Laws and XL Insurance shall procure that the relevant Retransfer Seller shall indemnify and reimburse Winterthur and the relevant Retransfer Purchaser in respect of all Employment Costs (whether arising before (but on or after 1 July 2001) or on or after the Retransfer Completion Date or date of transfer of such contract of employment if later) and Employment Liabilities (whether arising before (but on or after 25 July 2001) or on or after the Retransfer Completion Date or date of transfer of such contract of employment if later) arising out of or in connection wi th the performance or termination of that contract including without limitation all fees, expenses, damages, and awards due in connection with any court action as a result of the termination by the Retransfer Purchaser of such contract of employment.

15.5	Without limiting any other provision of this Amendment Agreement or the SPA, the parties acknowledge that the arrangements pursuant to the SPA whereby Winterthur provided services and benefits in respect of Relevant Employees (and in particular Employee Benefit Arrangements, each as defined in the SPA) will need to be amended and/or terminated in respect of such employees who are Retransfer Employees, and the parties agree to use their reasonable endeavours to agree such amendments and/or terminations as appropriate.

16	Claims and Receivables

  If at any time after Retransfer Completion XL Insurance or any Retransfer Seller receives any monies in respect of any claim or receivable which relates to the A&H Business except to the extent that it relates to an asset or liability which forms part of the Operations and which is not being transferred to the Winterthur Group under this Amendment Agreement or the Transaction Agreements then XL Insurance shall procure that the relevant Retransfer Seller shall pay to Winterthur as soon as reasonably practicable and in any event within five Business Days of receipt thereof the amount recovered less 50 per cent of any irrecoverable VAT paid by the relevant Retransfer Seller in respect of such amount.

17	Relevant Data

17.1	The parties agree that, to the extent that the Books and Records to be transferred in accordance with Clause 2.1.3 cannot be transferred on the Retransfer Completion Date they shall be transferred to the relevant Retransfer Purchaser as soon as reasonably practicable thereafter and in any event by no later than 31 December 2002.

17.2	XL Insurance undertakes to use and to procure its subsidiaries to use best endeavours to procure that the relevant Retransfer Seller shall provide all the assistance reasonably required by Winterthur or the relevant Retransfer Purchaser to achieve the transfer of the Books and Records in accordance with Clauses 2.1.3 and 17.1. For the avoidance of doubt such best endeavours shall, without limitation, include making the appropriate technical and administrative employees available to work with Winterthur and/or the relevant Retransfer Purchaser or its agents in relation to the transfer of the Books and Records at such times as may be reasonably requested by Winterthur or the relevant Retransfer Purchaser.

18	Treaty Reinsurance

18.1	XL Insurance hereby confirms to Winterthur that, in respect of the A&H Business:

18.1.1	no member of the XL Insurance Group has any outstanding rights or liabilities under any contract of outwards reinsurance or retrocession (ignoring outwards facultative reinsurance arrangements and reinsurance agreements with captive reinsurance companies) (in this Clause 18 referred to as “Treaty Arrangements”) which relate to any period before 1 January 2002 (for the avoidance of doubt, whether entered into before, on or after 1 July 2001), other than Treaty Arrangements exclusively between members of the XL Insurance Group and the Winterthur Group; and

18.1.2	no part of the A&H Business has been managed or administered by any member of the XL Insurance Group other than the Retransfer Sellers.

18.2	XL Insurance hereby confirms on behalf of XLWIIS (but not itself) that XLWIIS wrote a policy with Policy Number 0000008057 dated 1 November 2001 and that such writing was in accordance with Applicable Law. The parties intend that this policy be treated as a New Swiss Policy for all purposes of this Amendment Agreement, with necessary changes being made in respect of such policy including that reference to New Swiss Policies in respect of a period on or after 1 January 2002 shall be deemed to include this policy.

18.3	XL Insurance shall procure that the relevant Retransfer Seller shall assign or novate any captive or facultative reinsurance agreements providing reinsurance cover in respect of A&H Policies (“cap/fac Reinsurance Arrangements”) to Winterthur as soon as reasonably practicable following the Retransfer Completion Date. XL Insurance undertakes to procure that the relevant Retransfer Seller shall use all reasonable endeavours to obtain the requisite consents to the assignment or novation of each cap/fac Reinsurance Arrangement from all relevant policyholders and reinsurers.

19	Guarantee

19.1	In consideration of Winterthur and the Retransfer Purchasers entering into this Amendment Agreement, XL Insurance unconditionally and irrevocably guarantees to Winterthur and the other Retransfer Purchasers the due and punctual performance and observance by the Retransfer Sellers of all their obligations under this Amendment Agreement or the Transaction Agreements on the same terms as set out in Clause 17 of the SPA with any necessary modifications thereto.

19.2	In consideration of XL Insurance and the Retransfer Sellers entering into this Amendment Agreement, Winterthur unconditionally and irrevocably guarantees to XL Insurance and the Retransfer Sellers the due and punctual performance and observance by the Retransfer Purchasers of all their obligations under this Amendment Agreement or the Transaction Agreements on the same terms as set out in Clause 17 of the SPA with any necessary modifications thereto.

20	Authority and Capacity

  As at the date of this Amendment Agreement, Winterthur on its own behalf and on behalf of each Retransfer Purchaser warrants to XL Insurance and each of the Retransfer Sellers as follows:

20.1	that Winterthur and each Retransfer Purchaser is a company duly incorporated, validly existing and (where applicable as a matter of local law) in good standing under its respective laws of incorporation;

20.2	that Winterthur and each Retransfer Purchaser has the legal right and full power and authority and has taken all necessary action to enter into and perform this Amendment Agreement and has or will have by the appropriate time taken all necessary action to enter into and perform any Transaction Agreement to which Winterthur or such Retransfer Purchaser will be a party and any other documents to be executed by, or on behalf of Winterthur or such Retransfer Purchaser pursuant to or in connection with this Amendment Agreement or any Transaction Agreement to which Winterthur or such Retransfer Purchaser will be a party which when executed will constitute valid and binding obligations of Winterthur or such Retransfer Purchaser in accordance with their respective terms; and

20.3	that the execution and delivery of and the performance by each Retransfer Purchaser of their obligations under this Amendment Agreement and the Transaction Agreements will not:

20.3.1	result in a breach or violation of any provisions of any of the constitutional documents of any Retransfer Purchaser; or

20.3.2	so far as Winterthur is aware (having made no investigation or enquiry) result in a breach, violation or right to terminate or create, result in or give rise to any material additional, new or increased obligations or burden under any agreement, licence or other instrument, result in a breach or default of any statute, regulation, order, judgment or decree of any Court, arbitral panel, governmental agency or regulatory body.

21	Transfer Taxes

21.1	To the extent that any stamp duty, transfer, notarial or registration taxes (not being VAT) are payable in respect of this Amendment Agreement or any Transaction Agreement pursuant to which any estate interest or title is transferred to or otherwise vested in any Retransfer Purchaser, such Retransfer Purchaser (or XL Insurance or any Retransfer Seller if such party is required by Applicable Laws to pay such tax) shall pay such taxes or procure that such taxes are paid (a “Tax Payment”) provided that, to the extent that payment of such taxes can be lawfully deferred or avoided (or otherwise mitigated), XL Insurance and the Retransfer Sellers shall use all reasonable endeavours to co-operate with the Retransfer Purchasers (and vice versa as applicable) with a view to deferring or avoiding (or otherwise mitigating) such payment.

21.2	Where any Retransfer Purchaser (or XL Insurance or any Retransfer Seller as applicable) is required to make a Tax Payment, XL Insurance shall pay or shall procure that the Retransfer Sellers as appropriate (or any Retransfer Purchaser as applicable) pay to such Retransfer Purchaser (or XL Insurance or any Retransfer Seller as applicable) a sum equal to 50 per cent of so much of the Tax Payment as such Retransfer Purchaser (or XL Insurance or any Retransfer Seller as applicable) is not entitled to recover by way of credit or repayment from the relevant Tax authorities.

22	Successors and Assigns

  Save as expressly provided elsewhere in this Amendment Agreement this Amendment Agreement is personal to the parties to it. Accordingly neither the Retransfer Purchasers nor XL Insurance or the Retransfer Sellers may without the prior written consent of XL Insurance or Winterthur respectively assign the benefit of all or any of the obligations of any other party under this Amendment Agreement nor any benefit arising under or out of this Amendment Agreement.

23	Third Party Rights

  A person who is not a party to this Amendment Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Amendment Agreement.

24	Variation, etc.

  No variation of this Amendment Agreement shall be effective unless in writing and signed by or on behalf of Winterthur (on behalf of the Retransfer Purchasers) and XL Insurance (on behalf of the Retransfer Sellers).

25	Time of the Essence

  Any time, date or period referred to in any provision of this Amendment Agreement may be extended by mutual agreement between the parties but as regards any time, date or period originally fixed or any time, date or period so extended time shall be of the essence.

26	Joint and Several Liability

26.1	All obligations of: (i) XL Insurance and the Retransfer Sellers on the one hand; and (ii) the Retransfer Purchasers on the other hand, as contained in this Amendment Agreement are joint and several.

26.2	As between the Retransfer Purchasers, each Retransfer Purchaser other than Winterthur shall be liable solely in respect of its own obligations and information provided in relation thereto.

27	Costs

  Subject as otherwise provided XL Insurance shall bear all legal, accountancy and other costs and expenses incurred by the Retransfer Sellers in connection with this Amendment Agreement and the transfer of the A&H Business. Winterthur shall bear all such costs and expenses incurred by it.

28	Withholding and Deductions/VAT

  Except to the extent inconsistent with the express terms of this Amendment Agreement or the Transaction Agreements, the provisions of Clause 18.13 of the SPA shall apply except that references to “this Agreement” shall be to “this Amendment Agreement or any of the Transaction Agreements”.

29	Severance

  If any term or provision of this Amendment Agreement is held to be illegal or unenforceable in whole or in part under any enactment or rule of law such term or provision or part shall to that extent be deemed not to form part of this Amendment Agreement but the enforceability of the remainder of this Amendment Agreement shall not be affected.

30	Counterparts

  This Amendment Agreement may be executed in any number of counterparts each of which shall be deemed an original but all the counterparts shall together constitute one and the same instrument.

31	Further Assurances

  The parties agree that they shall take all reasonable action and execute all further documentation or procure that all reasonable action is taken and all further documentation is executed so as to give full effect to the terms of this Amendment Agreement.

32	Set Off

  No party shall be entitled to set off any amount due under this Amendment Agreement against any amount receivable under this Amendment Agreement or the Transaction Agreements save as expressly provided to the contrary.

33	Payments

  Any payment required in terms of this Amendment Agreement to be made to XL Insurance or any of the Retransfer Sellers shall be made to such person or at the option of XL Insurance to such other person as it may nominate in writing and any payment required in terms of this Amendment Agreement to be made by XL Insurance or any of the Retransfer Sellers may be made at the option of XL Insurance by such person as it in its complete discretion may determine provided in either case there is no Loss incurred by Winterthur or any other Retransfer Purchaser.

34	Announcements

  Neither party shall make or authorise or issue any formal announcement or circular or other communication concerning the subject matter of this Amendment Agreement or any Transaction Agreement subject to the requirements of law.

35	Retransfer Sellers’ Liability

  Any reference in this Amendment Agreement or any Transaction Agreement however expressed to a liability or obligation of the Retransfer Sellers (or any of them) shall be deemed to incorporate a reference to an obligation on the part of XL Insurance to procure that the relevant liability is discharged or obligation is performed.

36	Retransfer Purchasers’ Liability

  Any reference in this Amendment Agreement or any Transaction Agreement however expressed to a liability or obligation of the Retransfer Purchasers shall be deemed to incorporate a reference to an obligation on the part of Winterthur to procure that the relevant liability is discharged or obligation is performed.

37	Service Level Agreements

  Without limiting any other provision of this Amendment Agreement or the SPA, the parties agree to use their reasonable endeavours within 30 days of the Retransfer Completion Date to agree in good faith such amendments, modifications and/or terminations to the Service Level Agreements (as defined in the SPA) as are necessary or appropriate to reflect the transfer and exclusion of the A&H Business. To the extent that within 30 days of the Retransfer Completion Date the parties have not so agreed, such agreements shall, to the extent they relate to the A&H Business, terminate forthwith subject to any accrued rights or liabilities.

38	Governing Law and Submission to Jurisdiction

  This Amendment Agreement and the documents to be entered into pursuant to it save as expressly referred to therein shall be governed by and construed in accordance with English law and the parties expressly waiving their rights to any other forum to which they may be entitled irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Amendment Agreement.

39	Appointment of Process Agents

39.1	XL Insurance and each of the Retransfer Sellers which is not incorporated in England irrevocably appoints XL London Market Limited (formerly XL Brockbank Limited) of Fitzwilliam House, 10 St. Mary Axe, London EC3A 8NL as its agent for the service of process in England in relation to any matter arising out of this Amendment Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by any Seller.

39.2	XL Insurance and each of the Retransfer Sellers shall inform Winterthur in writing of any change in the address of its process agents within 28 days.

39.3	If such process agents cease to have an address in England XL Insurance and each of the relevant Retransfer Sellers irrevocably agrees to appoint new process agents acceptable to Winterthur and to deliver to Winterthur within 14 days a copy of a written acceptance of appointment by its new process agents.

39.4	Winterthur shall procure that each of the Retransfer Purchasers which is not incorporated in England shall irrevocably appoint Churchill Insurance Group Plc of Churchill Court, Westmoreland Road, Bromley, Kent BR1 1DP as its agent for the service of process in England in relation to any matter arising out of this Amendment Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by any Retransfer Purchaser.

39.5	Each of the Retransfer Purchasers shall inform XL Insurance in writing of any change in the address of its process agents within 28 days.

39.6	If such process agents cease to have an address in England, each of the relevant Retransfer Purchasers irrevocably agrees to appoint new process agents acceptable to Winterthur and to deliver to Winterthur within 14 days a copy of a written acceptance of appointment by its new process agents.

39.7	Nothing contained in this Amendment Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purpose of the enforcement or execution of any judgment or other settlement in any other courts.

In witness whereof this Amendment Agreement has been duly executed.

SIGNED by on behalf of “WINTERTHUR” SWISS INSURANCE COMPANY in the presence of:
SIGNED by on behalf of XL INSURANCE (BERMUDA) LTD in the presence of: